Exhibit 99.(p).12

Unigestion (UK) Ltd
Code of Ethics

1.	Objective of the Code of Ethics

In a world where the dynamics of the financial markets have become increasingly complex, asset management companies are being judged not only on their investment skills but also on their ethical standards. Unigestion’s reputation is based on the expertise of its employees and on the trust they inspire. Preservation of that trust requires a sense of responsibility and the appropriate conduct of all employees. With this in mind, we have prepared Unigestion’s Code of Ethics.

Every employee, at every level, must ensure he or she complies with this Code of Ethics. It is each individual’s responsibility to carefully read and understand this Code in addition to all Unigestion’s policies and procedures relevant to each role. This Code is included in key training activities at all levels to ensure that it is properly understood and correctly applied. When joining Unigestion, each employee is expected to make a personal commitment to follow this Code.

The Code of Ethics has the following objectives:

•	To highlight the importance of ethics at Unigestion;

•	To provide guidance on the ethical standards we have set ourselves;

•	To inspire Unigestion’s employees to take responsibility for their actions.

This Code of Ethics is the overarching document at the basis of all Unigestion policies and serves as a guideline for all local regulatory manuals in each of our offices, including but not exclusively, each local Code of Conduct, compliance manual and other employee manuals. The Compliance Officer is responsible for providing assistance to employees who have any questions about these policies

1.1.	Highlight the importance of ethics at Unigestion

Unigestion’s culture and reputation are ultimately defined by the daily actions of each and every employee. Unigestion believes that the only way to guarantee an optimal environment for our clients, our shareholders, our business partners and our employees is by promoting the highest ethical values. We believe that having a strong ethical code and abiding by it is a very important tool for maintaining Unigestion’s integrity.

By adopting and enforcing a Code of Ethics for Unigestion, employees demonstrate their commitment to ethical behaviour and the protection of investors’ interests. In doing so, employees also protect and enhance their reputation and the reputation of Unigestion.

1.2.	Provide guidance on ethical standards

This Code of Ethics will be adopted, not to promote a particular moral theory, but rather because we believe it is a necessary step for running an organisation in a complex society in which moral conceptions play an important part.

In this respect, the Code of Ethics defines standards designed to set out acceptable behaviours for our employees. The aim of the Code of Ethics is to explain how Unigestion as an organisation and employees individually must act to meet those standards.

1.3.	Inspire Unigestion’s employees to take responsibility for their actions

We believe that being explicit and transparent about our ethical framework will lead to increased individual awareness of the high standards we expect. We encourage employees not only to comply with these ethical standards but also to take responsibility to promote best professional practices. Employees are therefore encouraged to proactively consider their own behaviour within the Code of Ethics framework, discuss it with colleagues and seek advice from management and the compliance team whenever they feel the need for it. We expect our employees to lead by example for their colleagues, their clients and industry counterparts.

2.	The principles of the Code of Ethics

All employees and members of the Board of Directors are obliged to adhere to the following principles:

•	Comply with law and regulation;

•	Adopt an ethical and responsible behaviour in day to day activities;

•	Act in line with Unigestion’s values;

•	Build solid and lasting relationships with clients based on trust;

•	Cultivate an aspirational working environment;

•	Act as a responsible citizen of the financial community.

2.1.	Comply with laws and regulation

Unigestion’s integrity and reputation are our most valuable assets and we will protect them fiercely. This starts by complying with laws and regulation.

•	Compliance

Financial institutions are regulated to ensure they operate in the best interests of society. We have a responsibility to monitor and to comply with all applicable laws and regulations in all our activities. Unigestion adheres to the applicable laws and regulations both in countries where our clients are located and in countries from which we operate. Unigestion is committed to managing its relationships with regulators transparently and constructively and to regularly updating our employees about the evolution of regulations.

•	Combating financial crime

Unigestion takes its responsibility to preserve the integrity of the financial system very seriously. We are committed to assisting in the fight against money laundering, corruption and terrorist financing. We adhere to strict Know-Your-Client requirements. We undertake on-going training to assist our employees in the identification of potential suspicious activities and provide them with the right framework to promptly escalate matters of concern.

•	Cross-border activities

One of Unigestion’s priorities is to maintain an appropriate supervisory environment in particular regarding the risks associated with cross-border activities. We require our employees to understand the policies applicable to their activities when proposing investment solutions, visiting clients or soliciting business and strictly enforce compliance with such policies.

2.2.	Adopt an ethical and responsible behaviour in day-to-day activities

All employees are responsible for exercising good judgment and applying high ethical standards in their work. Of course this ethical code and other employee compliance manuals cannot address every situation that may arise and we expect employees to exercise good judgment and seek guidance when appropriate.

•	Avoidance of conflicts of interest

A conflict of interest occurs when an employee or organisation is involved in multiple interests, one of which could possibly corrupt the motivation for an action with respect to the other. More generally, conflicts of interest can be defined as any situation in which an employee or a company is in a position to exploit a professional position of influence in some way for their personal or corporate benefit.

Unigestion, as a company, is committed to maintaining an appropriate corporate governance to identify and avoid potential conflicts of interest. Employees should keep in mind that their first duty is to the client and then to Unigestion. Therefore they should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with Unigestion or its clients.

Employees are expected to avoid any outside interest or activity that could interfere with their professional duties.

•	Gifts and benefits

Gifts and benefits are common courtesy among business partners. However, offering and accepting gifts and benefits can be mistaken for improper behaviour or may raise a potential conflict of interest. Therefore, Unigestion has adopted policies to guide employees in this area. Full details of these policies can be found in the company Code of Conduct for each location and employees are encouraged to read these policies if in doubt.

The general principle is that employees should not accept or provide any gifts or favours that might influence the performance of duties.

•	Personal account trading

Employees could have a potential conflict of interest if they deal in securities which are owned, or which may at some stage be purchased, for accounts that are under Unigestion control or influence. Therefore personal account dealing policies have been integrated into each company’s Code of Conduct to prevent such matters. The Personal Account Dealing Rules for Unigestion (UK) Limited are at Appendix 1 of this document.

•	Insider dealing and price manipulation

An insider dealing offence by employees relates to the misuse of price sensitive or inside information by employees.

Once inside information is received it should be kept securely and should not be communicated to any other person, other than in the proper course of the exercise of a person’s employment, profession or duties.

Price manipulation is the act committed by employees which interferes with the normal process of supply and demand and therefore manipulates the market price of an investment. Employees should refer to the relevant Code of Conduct for guidance to avoid any breach of both the Code of Conduct and Code of Ethics to that extent.

•	Whistle blowing

Unigestion is strongly committed to conducting its business in a lawful and ethical manner. Employees are responsible for respecting this ethical code and are obliged to report any potential violation they observe to senior management. Unigestion management will ensure that employees are not victimized for raising concerns and will thoroughly investigate any concerns raised. Employees are reminded that if they fail to report any such potential violation which they may have observed, that they are breaching this Code of Ethics.

2.3.	Act in line with Unigestion’s corporate values and identity

When making a decision, Unigestion employees must not only take into account compliance with the law and regulations but also whether this decision is in accordance with the company’s values. Values are increasingly sought after in the asset management world, with investors choosing to place their faith in businesses that have a very clear identity and a strong conviction in the way they do things.

Unigestion’s corporate values are:

•    Loyalty;

•    Commitment;

•    Independent thinking;

•    Transparency.

These values are at the heart of our company. They are of central importance not only to our employees, but also to our clients, our business partners and our shareholders. When making decisions, all employees must ask themselves if they are behaving in accordance with these values.

•	Loyalty

At Unigestion, loyalty is a fundamental value. Being faithful to our promises, honest with our stakeholders and embracing the highest ethical standards are key ingredients of Unigestion’s culture and the basis of our trustworthy relationship with our clients.

Our clients are our priority and our employees should always remember that the interest of our clients always come first. We will only offer to our clients investment strategies in which we have confidence we can excel and we devote considerable time and energy to understand our clients’ specific needs.

We are loyal to our employees and seek to establish a lasting and constructive relationship with all our staff. In counterpart, we expect employees to be loyal to the present Code of Ethics.

•	Commitment

Commitment to our clients and to our employees is the backbone of our values. We are committed to acting as we promise, and to doing what say we will do.

We expect employees to adopt the same level of commitment to their professional responsibilities and always act accordingly.

At Unigestion, we do not wish to stand still. We are committed to continuously enhancing our research, processes, tools and services to achieve our clients’ goals. In turn we expect our employees to permanently reassess the way they perform their roles. We rely on our employees to continuously strive to improve our processes, our organisation, our investment strategies and the service we provide to our clients.

We take pride in our staff reaching their full potential and facilitate this by creating a stimulating and rewarding work environment that encourages personal initiative and accountability. We are committed to helping them prosper both professionally and personally throughout their career at Unigestion.

•	Independent thinking

Being privately owned fosters independent thinking. It means we have the freedom to move against the crowd and explore fresh ideas whenever we want.

Our independence also means we can be entirely focused on investment management and client satisfaction. We are shielded against the temptation to fall into the trap of short-term fashions. We can stay true to our convictions for the long-term benefit of our clients.

Employees are encouraged to embrace and uphold this spirit of independent thinking. They are encouraged to develop their own ideas and convictions and to share them with their colleagues and the Management, for the long-term benefit of the firm and its clients.

•	Transparency

Transparency is a cornerstone of Unigestion’s culture. We would like all our stakeholders to gain a better understanding of why we do business the way we do.

We are open about our processes, how we generate returns and how we control risk. Transparency is key for ensuring that our client expectations are aligned with the investment solutions Unigestion offers them. As we always learn from our clients, we value sharing experience and knowledge. As we also invest with external managers ourselves, we understand our clients’ needs for timely, open and detailed information.

We encourage a culture of transparency and openness where employees, like our clients, reach an intimate understanding of why we do business the way we do. In such an environment, employees must feel comfortable to raise any concerns. We also ask employees to be transparent with their colleagues and to explain the purpose of their actions for them to be put into perspective, therefore ensuring a cohesive team spirit.

2.4.	Build solid and lasting relationships with clients based on trust

Unigestion has a significant responsibility to offer reliable and lasting investment solutions to our clients who have entrusted the management of their money to us.

•	Trusting client relationship

Unigestion is committed to building and sustaining relationships with its clients founded on trust. Trust starts with integrity in the way we act and interact with our clients. We are committed to avoiding conflicts of interest with our clients, to acting in their best interests and to not favouring one client over another. Employees should deal with clients objectively, fairly and in good faith.

•	Suitability of investment

Unigestion places significant importance on making sure its investment strategies are well suited to the investors they advise. It is the responsibility of all client-facing Unigestion employees to have a solid understanding of what can be expected from an investment and to target each investment approach to the appropriate audience. Employees should tailor their advice to each client’s situation, considering both the client’s investment objectives and the client’s risk appetite.

•	Confidential information

Unigestion adheres to the highest standards of information security. Unigestion is committed to maintaining the confidentiality of information entrusted to us by our clients, except when disclosure is authorised by them or required by applicable laws.

Confidential information, i.e. information related to clients or clients’ transactions, as well as information related to the company’s business or strategy, may only be used for corporate purposes and employees must share information internally with appropriate discretion and due care.

2.5.	Cultivate an aspirational working environment

Unigestion is responsible for providing its employees with an aspirational working environment and employees are responsible for maintaining and stimulating this environment.

•	Diversity and equal opportunity

Unigestion values the diversity of our employees and is committed to developing and sustaining a diverse workplace. Unigestion provides equal opportunity in all aspects of employment including areas such as race, ethnicity, gender, national origin, age, disability, sexual orientation, religion or other areas of differences. We expect our colleagues to deal with each other fairly and respectfully and create collaborative relationships based on mutual trust and support.

•	Health and safety

Unigestion is committed to protecting the health and safety of employees, to preventing risk-taking by our employees and to keeping its workplaces free from hazards.

Employees are expected to behave in a manner that minimises risk-taking for themselves or their colleagues. Employees are also responsible for maintaining a safe workplace by following safety rules and practices.

•	Corporate governance

A sound corporate governance structure supports the long-term and sustainable growth of Unigestion. We have established an organisation which minimises the possibilities for conflicts of interest: 5 out of 7 members of our Board of Directors are independent. We have established several sub-committees focusing on particular functions of the company at the level of the Board of Directors and at the operational level of the company

Employees who have a role in any of these committees are urged to take their participation in these committees as a serious and important part of their responsibilities. All employees are expected to respect the decisions and policies that these committees establish.

2.6.	Act as a responsible citizen of the financial community

Business ethics is not only about how we behave internally in the company but also about the way we act as a responsible citizen of the financial community. The trust of all our stakeholders, of our competitors, counterparts and business partners is an essential component of our reputation.

•	Fair dealing and fair competition

Competition works to reward companies which deliver superior products and customer service. Unigestion obtains competitive advantage through the quality and value of the products and services we provide to our clients rather. We aim to avoid unethical and unfair competitive practices and want to deal in good faith with all our stakeholders, competitors and third party service providers. We encourage all employees to act in their day-to-day business in a manner that promotes fair dealing and fair competition. No one in the company should take unfair advantage of anyone through illegal conduct, manipulation or other unfair practice.

•	Market integrity

Unigestion employees involved in market activities must make sure that all provisions aiming at maintaining the integrity of the markets are respected. Employees must not attempt to manipulate a market price.

•	Protecting the environment

Unigestion understands, monitors and wants to improve its impact on the environment. Unigestion has implemented a number of measures to reduce the impact of its operations on the environment:

–	Use of energy-saving lighting;
–	Use of recycled paper;
–	Recycling of aluminium, plastic and paper;
–	Use of recycled coffee and water cups in the cafeterias;
–	Use of filtered water instead of bottled.

We encourage our employees to act in accordance with these measures.

•	Applying the highest ethical standards with its business partners

Some of our operational services are outsourced to third parties. Our firm is committed to applying the highest ethical standards to its business partners and to working with qualified and respected institutions. Before working with any counterparty, Unigestion establishes and carries out a thorough due diligence process to ensure this commitment. Employees are expected to adhere to these processes and always strive to work with reputable and ethical third parties.

3.	Wrap-up

We believe Unigestion is not only judged on the financial performance we deliver to our clients but also on the values we uphold and the shared ethics we promote.

Maintaining a trust-based relationship with our employees at a time when autonomy and self-responsibility are increasingly important in the workplace requires the definition of ethical guidelines in order to motivate employees and increase awareness. The Board, senior management and employees are expected to read, understand and comply with such principles and rules.

Furthermore even if Unigestion believes this document creates good ethical guidelines, we do not want ethical principles to be reduced to a box-ticking exercise. Our goal is that Unigestion employees use their common sense to adhere to these ethical principles as well as to Unigestion values and act in their day-to-day activity according to these principles. This document is constructed on the principle of mutual trust and aims to define clear responsibilities. Unigestion is mindful that the reputation of our company depends on the behaviour of all our employees. The Code of Ethics holds each employee accountable for their behaviour according to the Code.

4.	Appendix 1 - Personal Account Dealing Code and Procedures

1	Introduction

1.	FCA’s Conduct of Business Sourcebook sets out in Chapter 11, Rule 11.7A requirements in respect of Personal Account Dealing (“PAD”) in designated investments by any of the Firm’s employees. These requirements extend to having detailed written procedures governing the authorisation, notification and recording of such dealings.

2.	The requirements comply with Principle 3 (Management and Control), Principle 8 (Conflicts of Interest) and sit alongside the directly applicable requirements in the MiFID Organisational Regulations[1] and the Market Abuse Regulations[2] to ensure that the affairs of the organisation are controlled appropriately and that personal account dealings by the Firm’s employees do not conflict with the interests of the Firm’s customers.

3.	This Chapter is therefore important. Its contents form part of each executive director’s and employee’s contract of employment.

4.	Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding the reporting and review of personal securities transactions and holdings.

5.	Additionally, as a manager to 1940 Investment Company Act registered mutual funds, the Firm must also adhere to Rule 17j-1 regarding personal account dealing.

6.	This Chapter of the Manual contains rules that each relevant person of the Firm must follow in relation to any dealing he undertakes in financial instruments. The financial instruments covered by these rules are set out in Section C of Annex I of the MiFID II3 and provided in Annex H to this Manual by way of information.

7.	If a relevant person has any questions on the application of these PAD Code and Procedures in any particular set of circumstances, he/she should contact the Compliance Officer for guidance.

8.	The purpose of PAD Code and Procedures is to ensure that relevant persons of the Firm are aware of the requirements of:

a.	the FCA in relation to personal account dealing;

[1]	COMMISSION DELEGATED REGULATION (EU) 2017/565 of 25 April 2016 supplementing Directive 2014/65/EU of the European Parliament and of the Council as regards organisational requirements and operating conditions for investment firms and defined terms for the purposes of that Directive

[2]	REGULATION (EU) No 596/2014 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC

[3]	DIRECTIVE 2014/65/EU OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU

b.	the MiFID Organisational Regulations in relation to personal transactions in financials instruments

c.	the Market Abuse Regulation 2014

d.	the Criminal Justice Act 1993, in such a way that no one should be able to suggest that a director or employee (or the Firm) are in breach of any of the requirements.

2	Scope

Accounts Covered by the Policies and Procedures

The Firm’s Personal Account Dealing policies and procedures apply to all accounts holding any financial instruments over which UUK’s personnel have any beneficial ownership interest and includes dealings by the UUK employee and;

•	any person with whom he/she has a family relationship, or with whom he has close links;

•	a person in respect of whom the relevant person has a direct or indirect material interest in the outcome of the trade, other than obtaining a fee or commission for the execution of the trade.

A person with whom a person has a “family relationship” means any of the following:-

•	the spouse of the relevant person or any partner of that person considered by national law as equivalent to a spouse;

•	a dependent child or stepchild of the relevant person;

•	any other relative of the relevant person who has shared the same household as that person for at least one year on the date of the personal transaction concerned;

A ‘close links’ means a situation in which two or more natural or legal persons are linked by:-

•	participation in the form of ownership, direct or by way of control, of 20 % or more of the voting rights or capital of an undertaking;

•	‘control’ which means the relationship between a parent undertaking and a subsidiary, in all the cases referred to in Article 22(1) and (2) of Directive 2013/34/EU, or a similar relationship between any natural or legal person and an undertaking, any subsidiary undertaking of a subsidiary undertaking also being considered to be a subsidiary of the parent undertaking which is at the head of those undertakings;

•	a permanent link of both or all of them to the same person by a control relationship;

As a guide, these typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee or Access Person does not have any direct or indirect influence or control over the accounts, or if the Employee or Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the Compliance Officer before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

The Firm requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by the Firm or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in the Firm’s Personal Securities Transactions policy.

3	Condition of Employment

It is a condition of employment of all the Firm’s relevant persons that these PAD Code and Procedures be followed at all times. Any personal account dealing undertaken contrary to these PAD Code and Procedures will be considered to be a serious disciplinary offence and a breach of the terms of the individual’s employment. In extreme cases a breach can constitute grounds for dismissal.

4	Declarations

1.	Each director and employee is required:

a.	to read the PAD Code and Procedures; and

once they are understood, to sign and submit the declaration requested through the MCO portal. If there is any aspect of the PAD Code and Procedures that a relevant person does not fully understand then he or she should contact the Compliance Officer for guidance before signing the declaration.

The “light” touch approach towards the Firm’s non-executive directors has been considered based on the nature of their directorship that is not directly involved in making investment decisions. Non-Executive directors are requested to comply with the PAD Code and Procedures to the extent appropriate to their role.

2.	Once a year all relevant persons are required to confirm in writing that they have reported all the personal account dealings they or any connected person (i.e. who is subject to the PAD Code and Procedures) have undertaken, or that they have not undertaken any personal account deals, in the year in question. This is done through the MCO portal

3.	Employees leaving the Firm and directors ceasing to be on the board must sign a declaration confirming that they have reported all the personal account dealings they or any connected person (i.e. who is subject to the Rules) have undertaken, or that they have not undertaken any personal account deals, since their last Annual Declaration up to their leaving date. This is done through the MCO portal.

5	Regulatory Requirements

COBS 11.7A.3 R – provides that a firm that conducts designated investment business must establish appropriate rules governing personal transactions undertaking by managers, employees and tied agents.

MiFID II requires firms to establish, implement and maintain adequate arrangements aimed at preventing employees being involved in activities that may give rise to a conflict of interest, or who has access to inside information as defined in the Market Abuse Regulation or to other confidential information relating to clients or transactions with or for clients by virtue of an activity carried out by him on behalf of the firm from engaging in personal transaction in violation of those obligations. Rule 2014A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act similarly addressed the conditions under which employees of a registered investment adviser may enter into personal securities transactions. As the SEC regulations are more prescriptive than those offered by the FCA, the Firm has chosen to implement a Personal Account Dealing policy in compliance with the SEC regulations as outlined below, but which the Firm has determined are at least equivalent to the standards required under the FCA’s rules and MiFID II.

A.	Pre-clearance Procedures

Employees must have written clearance for all transactions involving:-

•	IPOs or Private Placements

•	publicly quoted securities* and their derivatives

•	any securities which may be held by any 1940 Act Mutual Fund Client before completing the transactions

•	Financial Instruments[4]

The Firm may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper, or if the Financial Instrument appears on the restricted securities list maintained by the Firm. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of the Firm’s pre-clearance procedures.

Employees must submit their Personal Account Dealing Request to Compliance through the MCO portal to seek pre-clearance.

* for the purpose of these Pre-clearance Procedures Exchange Traded Funds (ETFS) are not treated as publicly quoted securities

Dealing in the following Financial Instruments is excluded from UUK’s restrictions on personal account dealing:-

a.	personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant person or other person for whose account the transaction is executed;

b.	personal transactions in undertakings for collective investments in transferable securities (UCITS) or AIFs that are subject to supervision under the law of a Member State which requires an equivalent level of risk spreading in their assets, where the relevant person and any other person for whose account the transactions are effected are not involved in the management of that undertaking.

B.	Blackout Period

Employees may not purchase or sell, directly or indirectly, any security in which they have (or by reason of such transaction acquire) any beneficial ownership within seven days of the security being purchased or sold by any 1940 Act Mutual Fund Client. If an employee receives permission to trade in a security and the fund later trades in the same security within the blackout period, to the extent that the employee receives a better price on the trade, the difference will be required to be disgorged to charity. No transactions requested by employees will be approved subsequent to a 1940 Act Mutual Fund Client’s trade in a security within the blackout period.

[4]	As defined in Section C of Annex I of Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU (MiFID II)_

The Firm will maintain a restricted list of Securities that it is actively evaluating for purchase or sale in Client accounts, or about which it might have received Material Non-public Information. Compliance will not pre-clear any personal transactions in Securities that are associated with any issuers on the restricted list.

C.	Reporting

The Firm must collect information regarding the personal trading activities and holdings of all Employees. As well as seeking prior approval for all personal account transactions, UUK’s Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. This is done through the MCO portal. Employees may instruct the institution hosting their accounts to send Compliance duplicate trade confirmations and/or account statements.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be included in the report.

If an Employee did not have any transactions or account openings to report, this should be indicated on the quarterly report.

Reports regarding Securities transactions and newly opened accounts must be submitted to Compliance within 30 days of the end of each calendar quarter via the MCO portal.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to Compliance on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the report.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee or Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

•	Any pension policy where contributions are paid to an insurance company and provided that only Open Ended Mutual funds are available for purchase.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of Compliance who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, Compliance may ask for supporting documentation, such as a copy of the Automatic Investment Plan or a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Employees wishing to apply for an exemption must complete and submit an Exempt Accounts Certification to Compliance via the MCO portal. For Accounts approved by Compliance to be exempt employees must certify on an annual basis that such account continue to be eligible for the exemption through the MCO Annual PAD declaration.

Disclosure of the Code of Ethics

The Firm will describe its Code of Ethics and Personal Account Dealing Code in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for the Firm’s Code of Ethics should be directed to the Compliance Officer.

6	Breaches of the PAD Rules

Any personal account dealing by a relevant person, who has not been reported in accordance with these Rules, will be considered to be a serious disciplinary offence and a breach of the terms of that person’s employment or office. In extreme circumstances, unauthorised dealing can constitute grounds for instant dismissal.